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                                                                   Exhibit 99.1

            Bravo! Foods International Announces Private Offering of
                    $30 Million of Senior Convertible Notes

Thursday July 27

NORTH PALM BEACH, Fla., July 27 /PRNewswire-FirstCall/ -- Bravo! Foods International Corp. (OTC Bulletin Board: BRVO - News) announced it has entered into definitive agreements to sell $30 million senior convertible notes that are due in 2010 to several institutional and accredited investors in a private placement exempt from registration under the Securities Act of 1933.

The notes initially carry a 9% coupon, payable quarterly, and are convertible into shares of common stock at $0.70 per share. In 2007, the coupon may decline to LIBOR upon the Company achieving certain financial milestones. The notes will begin to amortize in equal, bi-monthly payments beginning in mid-2007. The Company issued warrants to purchase 12,857,143 shares of common stock at $0.73 per share that expire in July 2011 to the investors in the private placement.

Under the terms of the financing, the Company will sell $30 million notes, of which $15.0 million of the notes will be held in escrow. The release of the funds will be subject to stockholder approval. The Company intends to file a proxy statement seeking such shareholder approval as soon as practical.

The Company expects to use the proceeds from the sale for the repayment of debt, to pay existing accounts payable and for other general corporate purposes, including working capital to support new growth and capital expenditures.

The announcement of this placement of senior convertible notes as detailed in this press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes. The senior convertible notes and the shares of common stock issuable upon conversion of the notes or exercise of the warrants have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

About the Company

Bravo! Foods International Corp. develops, brands, markets, distributes and sells nutritious, flavored milk products throughout the 50 United States, Great Britain and various Middle Eastern countries. Bravo!'s products are available in the United States and internationally through production agreements with regional aseptic milk processors and are currently sold under the brand names Slammers(R) and Bravo!(TM). Bravo!'s Slammers(R) products are available nationwide in popular chains such as: 7-Eleven, A&P, Dutch Farms, Giant Food Stores, Jewel, Kings , Pathmark, Safeway, Sam's Club, Shaw's, ShopRite, Speedway, SuperTarget, Unified, Waldbaums and Walgreens.
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Many of Bravo! Foods' Slammers(R) lines of shelf-stable, single-serve milk drinks are co-branded through exclusive partnerships with Masterfoods, a division of Mars Incorporated, and MD Enterprises (Moon Pie(R)), providing superior name recognition packaged with quality, great-tasting drinks.

On November 1, 2005, Coca-Cola Enterprises, Inc. began distribution of the Slammers(R) Masterfoods line, as well as the Bravo!'s Slim Slammers(R) and Pro Slammers(TM) products, under a Master Distribution Agreement with Bravo! For more information, visit: http://www.bravobrands.com .

Forward Looking Statements

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

      Company Contact
      Jeffrey J. Kaplan, Chief Financial Officer
      (561) 625-1411

      Investor Relations Contact:
      Integrated Corporate Relations
      Kathleen Heaney (203) 803-3585